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                            [WACHOVIA LETTERHEAD]
                                                                     EXHIBIT 5


                                 April 1, 1995


Wachovia Corporation
100 North Main Street
P.O. Box 1099
Winston-Salem, North Carolina 27150

     RE:   Registration Statement on Form S-8

Gentlemen:

     I am familiar with the proceedings taken by Wachovia Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement" under the Securities Act of 1933, as amended, pertaining to the issuance of up to 81,679 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"), pursuant to certain option agreements entered into between the Company and certain current or former officers and directors of The First National Bankshares of Henry County, Inc. ("FNBHC") in connection with the merger of FNBHC with and into the Company as set forth in the Agreement and Plan of Merger dated November 22, 1995 by and between the Company and FNBCH (the "Merger Agreement").

     As counsel for the Company, I have reviewed the Registration Statement, and I have examined and am familiar with the records relating to the organization of the Company, including its articles of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors and shareholders of the Company pertinent to the rendering of this opinion.

     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Sincerely,




                                              Kenneth W. McAllister